Exhibit 99.1

Silver Dragon Provides Update of its Projects in China

Beijing, September 27, 2011 (PRIME NEWSWIRE) – Silver Dragon Resources Inc. (OTCBB: SDRG) (the “Company”) is pleased to report the following update on all projects in China.

Mining project: Erbahuo silver mine

The Erbahuo silver mine, located in Wengniute county, Inner Mongolia, China, is 70% owned by Silver Dragon through its subsidiary Chifeng Silver Dragon Resources & Technologies, Ltd. (“Chifeng Silver”) and is currently being operated by Chifeng Silver’s partner Guangxi Hongteng Mining, Ltd. (“GHM”) as part of a five-year agreement (see press release July 12, 2011).

  Mining is in progress. Currently, mining work is mainly focused on tunnel development, however over 3,000 tonnes of silver ore have been mined to date. Some new ore-finding and mineralization are also being studied for further exploration targets.

  Construction of the ore processing plant is in progress and near completion. The facility includes a 100 ton per day grinding mill and a leaching facility. The ore will be processed with a breakthrough cyanide-free leaching technology that is proprietarily to GHM, which will commence heap-leaching of ore in early October.

Figure 1 - Installation of new leeching tanks at Erbahuo

Figure 2 - Installation of new grinding mill at Erbahuo

Exploration projects: Dadi, Laopandao and Aobaotugounao

Current exploration work is focused on three of the six exploration properties of Sanhe Sino-Top Resources and Technologies Ltd. ("Sino-Top"), a Chinese company that holds exclusive exploration rights to these properties, located in the prolific Erbahuo Silver District in Inner Mongolia, China. Silver Dragon Resources Inc. has a 40% ownership interest in Sino-Top.

  Dadi Silver-Lead-Zinc Polymetallic project: Drilling and tunneling projects are in progress, with 1,072.7m drilling (3 holes completed and 1 in progress) and 264m tunneling completed in the year to date. The tunneling project includes an exploratory tunnel aimed to explore the No. IV mineralized body and a mining tunnel to reach the No. II mineralized body. Moreover, the engineering design for mine development is in progress, paving the way for permitting and production preparations. An application for a 2000 ton per day mining license has been submitted.

  Laopandao Silver-Tin-Copper Polymetallic project: A tunneling project is in progress, with 235.4m tunneling completed current year to date, which aims to continue defining the extensions of the No.III mineralized body. A metallurgic test is to be conducted later this year. An NI 43-101 report will be released in October.

  Aobaotugounao Silver-Lead-Zinc Polymetallic project: A drilling project is in progress, with 482.2m drilling (2 holes) completed current year to date. Three more drill holes have been approved within the 2011 exploration season due to the mineralization discovered.

  In addition, field surveys are being conducted on the three other properties of Yuanlinzi, Zhuanxinhu and Shididonggou to determine if their potentials may justify further exploration work.

The Company will release assay results on the above exploration projects as they become available subsequent to the completion of all the exploration programs later this year.

Figure 3 - Newly constructed Explosive Magazines at Dadi

Figure 4 - Newly constructed tunnel entrance to No. II ore body at Dadi.

Marc Hazout, President and CEO, stated; “We continue to be pleased with the results of our exploration programs at Dadi, Laopandao and Aobaotugounao as we move towards completing the permitting and preparing for production at Dadi. Our exploration and construction teams should be recognized for their hard work and effort and congratulated for bringing these projects to their existing stages.”

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon’s objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management’s objective to grow the Company into a significant silver producer by developing the six Sino-Top properties in China in which the Company has 40% interest (particularly the Dadi, Laopandao and Aobaotugounao properties), and the Company’s 70% owned Erbahuo Silver mine (through the Company’s Chifeng Silver Dragon subsidiary), also located in China (see project location map at: http://silverdragonresources.com/_img/China_Project_Location_Map.jpg).

For more information, please visit the Company’s website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration, development and mining at the Erbahuo, Dadi, Laopandao and Aobaotugounao Projects, estimates of project performance, costs and other future metrics, and the Company’s plans and intentions, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, financing risks, volatility of metal and other prices and costs, uncertainty of mineralization estimates, lack of operational control of projects run by third parties, political risks, regulatory risks, operational hazards, certain delays beyond the Company’s control with respect to future assay results, delays in testing and evaluation of assays, and other risks detailed from time to time in the Company’s filings with the SEC.

Contact Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com